UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2008

Merix Corporation

(Exact name of registrant as specified in its charter)

Oregon	0-23818	93-1135197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15725 SW Greystone Court Suite 200 Beaverton, Oregon	97006
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 716-3700

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 12, 2008, Merix Corporation (“Merix”) entered into a loan and security agreement (the “Merix Loan Agreement”) for a $55 million credit facility with Bank of America, N.A., as administrative agent and lender, $4 million of which can be used for letters of credit. The amount of the $55 million credit facility is subject to a borrowing base calculated with respect to the value of accounts receivable, equipment, real property, and is reduced by the amount of the Merix Singapore Facility Agreement (as defined below) (currently $12 million). The Merix credit facility is secured by a lien upon substantially all property of Merix’ and its domestic subsidiaries, including, without limitation, accounts receivable, deposit accounts, intellectual property and real estate, but excluding a portion of the equity securities of Merix’ foreign subsidiaries owned by Merix or one of its domestic subsidiaries.

Merix expects to use advances under the Merix credit facility for general corporate purposes. Borrowings under the credit facility will bear interest based, at Merix’ election, on either the prime rate announced by Bank of America or LIBOR, plus an applicable margin.

The Merix Loan Agreement has a term of five years, and all amounts outstanding under the credit facility will be due and payable on February 15, 2013.

The Merix Loan Agreement has usual and customary covenants for credit facilities of this type, including covenants limiting debt incurrence, liens, dividends, investments, asset sales, formation of subsidiaries, mergers, restrictive agreements, hedging agreements, affiliate transactions, and material changes in business. These covenants apply to Merix and all of its subsidiaries. The Merix Loan Agreement also includes a financial covenant requiring Merix and its subsidiaries on a consolidated basis to meet a minimum fixed charge coverage ratio.

In the event of a default under the Merix Loan Agreement, including cross-defaults relating to specified other debt of Merix or its domestic subsidiaries in excess of $2 million, the lenders may declare the amounts outstanding, including all accrued interest and unpaid fees, payable immediately. In addition, the lenders may enforce any rights and remedies created under the Merix Loan Agreement or applicable law. For events of default relating to insolvency, bankruptcy or receivership, the amounts outstanding become payable immediately.

The Merix Loan Agreement includes a guaranty provision whereby Merix guarantees full payment of all the obligations and liabilities of any kind owing by Merix Holding (Singapore) Pte Ltd to Bank of America, N.A. under the Merix Singapore Facility Agreement.

On May 12, 2008, Merix Holding (Singapore) Pte Ltd (“MHS”) entered into a Letter Agreement (the “Merix Singapore Facility Agreement”) for an uncommitted $12 million credit sub-facility with Bank of America, N.A. as lender.

MHS expects to use the advances under the MHS credit sub-facility facility for general corporate purposes. Borrowings under the MHS credit facility will bear interest based on LIBOR plus 1.05% per annum or such other interest rate as is determined by Bank of America in its sole discretion.

The Merix Singapore Facility Agreement has an initial term of one year. Notwithstanding the one-year term, all amounts outstanding under the credit facility become due and payable immediately on demand therefor by Bank of America.

The Merix Singapore Facility Agreement includes covenants limiting MHS and its subsidiaries from incurring or allowing to be created any mortgage, charge, security or any other encumbrance in whole or part over their present or future assets, properties or revenues and any material change in MHS’s business.

In the event of a default under the Merix Singapore Facility Agreement, which includes a cross default to any event of default under the Merix Loan Agreement, the lenders may declare the amounts outstanding, including all accrued interest and unpaid fees, payable immediately. In addition, the lenders may enforce any rights and remedies created under the Merix Singapore Facility Agreement or applicable law.

The agents and certain lenders under the Merix Loan Agreement and the Merix Singapore Facility Agreement and their affiliates have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to Merix and its subsidiaries. These parties have received, and may in the future receive, customary compensation from Merix or its subsidiaries for such services.

On May 12, 2008, Merix Nevada, Inc. and Merix Asia, Inc. entered into a Guaranty and Security Agreement (the “Guaranty and Security Agreement”) in favor of Bank of America, N.A. as Lender and Agent guaranteeing full payment of all the obligations and liabilities of any kind owing by MHS or Merix to Bank of America, N.A. under the Merix Loan Agreement and the Merix Singapore Facility Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 with respect to the Merix Credit Agreement, the Merix Singapore Facility Agreement and the Guaranty and Security Agreement, each dated as of May 12, 2008, is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Loan and Security Agreement, dated May 9, 2008 and executed on May 12, 2008, by and between Merix Corporation and Bank of America, N.A., and the other parties named therein.

10.2	Merix Singapore Facility Agreement, dated May 9, 2008 and executed on May 12, 2008, by and between Merix Holding (Singapore) Pte Ltd and Bank of America, N.A., and the other parties named therein.

10.3	Guaranty and Security Agreement, dated May 9, 2008 and executed on May 12, 2008, by Merix Nevada, Inc. and Merix Asia, Inc. in favor of Bank of America, N.A. as Agent and certain financial institutions.

99.1	Press release dated May 13, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merix Corporation
(Registrant)

Date: May 13, 2008	By:	/s/ Kelly E. Lang
Kelly E. Lang
Executive Vice President and Chief Financial Officer

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